                            SCHEDULE 14A INFORMATION
 Proxy Information Pursuant to Section 14(A) of the Securities Exchange Act of
                                      1934

Filed by the Registrant    (X)

Filed by a Party other than the Registrant  (  )

Check the appropriate box:

(  )    Preliminary Proxy Statement      (  )  Confidential, for Use of the
                                               Commission Only (as permitted by
(X)     Definitive Proxy Statement             Rule 14a-6(e) (2))

(  )    Definitive Additional Materials

(  )    Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           NEUROMEDICAL SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          ___________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a) (2) of Schedule 14A

(  ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

(  ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) (Set forth the amount on which the filing fee is calculated and state how it was determined);

     (4)  Proposed maximum aggregate value of transaction.

     (5)  Total fee paid.

(  )  Fee Paid previously with preliminary materials.

(  ) Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Mark R. Rutenberg
Chairman of the Board of Directors, President and Chief Executive Officer

May 21, 1996

Dear Stockholder:

You are cordially invited to the 1996 Annual Meeting of Stockholders of Neuromedical Systems, Inc. (the "Company"), which will be held on Thursday, June 20, 1996 at 10:00 A.M. (New York time) at the Sheraton Hotel in Mahwah, N.J.

The Secretary's formal notice of the Annual Meeting and the Company's Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. During the Annual Meeting, we will also review the Company's activities over the past year and items of general interest about the Company

We hope that you will be able to attend the Annual Meeting. The Annual Meeting is an excellent opportunity for the Company's management to discuss the Company's accomplishments with you in person. If you cannot attend, please be sure to vote your preferences on the enclosed proxy card and return it promptly. Returning the proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting. Whether in person or by proxy, it is important that your shares of Company common stock be voted.

Sincerely,

Mark R. Rutenberg
Chairman of the Board of Directors, President and Chief Executive Officer

                                                      NEUROMEDICAL SYSTEMS, INC.
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 1996

Notice is hereby given that the Annual Meeting of the Stockholders of Neuromedical Systems, Inc., will be held at the Sheraton Hotel in Mahwah, N.J. on Thursday, June 20, 1996 at 10:00 A.M. (New York time) for the following purposes:

 .  TO ELECT 3 CLASS I DIRECTORS TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING AND
   UNTIL THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS;

 .  TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
   AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996; AND

 .  TO TRANSACT SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING
   OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Stockholders of record on the close of business (5:00 P.M., New York time) on May 20, 1996, which the Board of Directors has designated as the record date, are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders will be available for inspection for ten days preceding the Annual Meeting at the office of the Secretary at the principal executive offices of Neuromedical Systems, Inc., Two Executive Boulevard, Suffern, New York, 10901-4164, and will also be available for inspection at the Annual Meeting itself.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, BY DELIVERY TO NEUROMEDICAL SYSTEMS, INC. OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF COMPANY COMMON STOCK ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,

John B. Henneman, III
Vice President of Corporate Development,
       General Counsel and Secretary

May 21, 1996

                           NEUROMEDICAL SYSTEMS, INC.

             TWO EXECUTIVE BOULEVARD, SUFFERN, NEW YORK  10901-4164

                              ___________________

                                PROXY STATEMENT
                              ___________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Neuromedical Systems, Inc. (the "Company"). These proxies will be voted at the Annual Meeting of Stockholders of the Company on June 20, 1996 and at any adjournments or postponements thereof. Only holders of Company common stock (the "Common Stock") of record at the close of business (5:00 P.M., New York time) on May 20, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. For each matter which comes before the Annual Meeting, each share is entitled to one vote for each share held. On the Record Date there were 29,102,688 shares of Common Stock outstanding and eligible to vote. This Proxy Statement and proxy card are first being sent on or about May 21, 1996 to each stockholder entitled to vote at the Annual Meeting. Accompanying this Proxy Statement is the Company's annual report to stockholders for the year ended December 31, 1995.

                        VOTING AND REVOCATION OF PROXIES

VOTING

     If the enclosed proxy card is executed and returned on or prior to the Annual Meeting and not revoked, all shares of Common Stock represented thereby will be voted. Each proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTION IS SPECIFIED, SIGNED PROXY CARDS WILL BE VOTED FOR PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal). The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present (in person or by proxy), constitute a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the votes cast at the Annual Meeting will be required for the election of directors. Accordingly, abstentions, broker non-votes and withholding of authority to vote will have no affect on the outcome of the election of directors. The director nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected. With respect to all matters other than the election of directors, the affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and voting thereon will be required. Accordingly, abstentions will have the effect of a vote "against" the matter and broker non-votes will be excluded from the number of shares of Common Stock present (in person or by proxy) and voting and therefore such broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

     A stockholder giving a proxy may revoke it at any time before it is voted, by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting. Attendance at the meeting will not, by itself, revoke a proxy. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors consists of three classes. Directors hold office for staggered terms of three years and until their successors have been duly elected and qualified. One of the three classes will be elected each year at the Annual Meeting of Stockholders to succeed the directors whose terms are ending. The directors in Class II and Class III are serving terms ending at the Annual Meeting of Stockholders in 1997 and 1998, respectively.

     Class I is currently comprised of three directors. Three directors in Class I are to be elected at the 1996 Annual Meeting. Mr. John E. Fox and Mr. Joseph Salamon, who are present directors in Class I, have decided not to stand for reelection to the Board of Directors. Proxies cannot be voted for more than three nominees. The Class I directors so elected will hold office as directors until the 1999 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     Unless otherwise directed, the proxies will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board of Directors has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Of the following Class I nominees, Mr. Genberg is the only present director of the Company. Information concerning the Class I director nominees for terms ending at the 1999 Annual Meeting of Stockholders, the directors in Class II and Class III, and the present Class I directors who are not standing for reelection, is set forth below.

NOMINEES FOR CLASS I DIRECTOR TERMS ENDING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of Common Stock is required for the election of each nominee as a Class I director of the Company. The following three nominees have been proposed by the Board of Directors for election as Class I directors of the Company.


     Carl Genberg, age 44, has served as a Director of the Company since 1990. Mr. Genberg is currently President of Cytology West, Inc. ("CWI"). CWI is the territorial licensee of the PAPNET(R) technology for the states of Nevada and Arizona and San Diego County, California. Until June 1993, Mr. Genberg was General Counsel of the Company.

     Dr. Arthur L. Herbst, age 64, has served since 1976 as Chairman, OB-GYN Department and Joseph Bolivar DeLee Distinguished Service Professor, University of Chicago. Dr. Herbst has served as a director of Dentsply International Inc. since 1988.

     Uzi Ish-Hurwitz, age 52, is Executive Vice President and Chief of Technical Operations of the Company and President of Neuromedical Systems Israel Ltd., a subsidiary of the Company. Mr. Ish-Hurwitz joined the Company in April 1993 and, during the period from November 1992 to April 1993, acted as an independent consultant. Mr. Ish-Hurwitz was the co-founder of Indigo Graphic Systems, Ltd. (Rehovot, Israel) and served as its President from 1987 to 1992. From 1973 to 1986, Mr. Ish-Hurwitz served as Vice President-Operations of Scitex Corporation, Ltd. Mr. Ish-Hurwitz is also a member of the board of directors of Breasy Medical Equipment (U.S.) Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS II DIRECTORS WHOSE TERMS END AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     Stuart M. Essig, age 34, has served as a Director of the Company since 1993. Mr. Essig has been employed by the investment banking firm of Goldman, Sachs & Co. since 1988 and, since 1992, has served as a Vice President in their Investment Banking Division, Mergers and Acquisitions Department.

     C. Raymond Larkin, Jr., age 47, has served as a Director of the Company since February 1996. Mr. Larkin has been an officer of Nellcor Puritan Bennett Inc. ("Nellcor") and its predecessors since 1983, serving as Vice President, Sales and Marketing and, since 1989, as President and Chief Executive Officer. Mr. Larkin is a director of Nellcor, Ventritex, Inc. and ArthroCare Corporation.

     Stephen K.C. Ng, M.D., age 48, has served as a Director of the Company since 1994. Since November 1993, Dr. Ng has been the President of Papnet (Far
East) Ltd. ("PFEL"), a distributor of the Company's services, and President of Compuscreen Medical Diagnostic Centre, a laboratory located in Hong Kong ("Compuscreen"). Prior to establishing PFEL and Compuscreen, Dr. Ng served Columbia University in various capacities as an epidemiologist. He has also served as Chief, Division of Epidemiology, of the American Health Foundation.

CLASS III DIRECTORS WHOSE TERMS END AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     Mark R. Rutenberg, age 44, invented the PAPNET(R) Testing System in 1987 and founded the Company in 1988. He has served as the Company's Chairman, President and Chief Executive Officer since its inception. From 1980 to 1988, Mr. Rutenberg was responsible for the management and marketing of several advanced defense programs. Mr. Rutenberg is an inventor named in patents in the areas of reliable system design, image analysis and cancer cell detection.

     Elizabeth Cogan Fascitelli, age 38, has served as a Director of the Company since 1993. Ms. Fascitelli has been employed by the investment banking firm of Goldman, Sachs & Co. since 1984 and, since 1988, has served as a Vice President in their Investment Banking Division, Principal Investment Area. Ms. Fascitelli also serves on the boards of directors of Globe Manufacturing Co., Fresh Fields Markets, Inc. and The Cosmetics Plus Group Ltd.

CLASS I DIRECTORS NOT STANDING FOR REELECTION WHOSE TERMS END AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS UPON THE ELECTION AND QUALIFICATION OF THEIR RESPECTIVE SUCCESSORS

     John E. Fox, age 67, has served as a Director of the Company since 1992. He has been a partner of Edelson Technology Partners II, L.P. since 1989.

     Joseph Salamon, age 40, has served as a Director of the Company since 1991. Mr. Salamon is a private investor.

     Messrs. Rutenberg and Genberg are first cousins.



                    FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law. In December 1995, the Board of Directors created an Audit Committee and a Compensation Committee. From time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The Company has no nominating or similar committee.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held twelve meetings in 1995. Each incumbent director, other than Mr. Larkin, who became a Class II Board of Directors member in 1996, participated in 75% or more of the meetings of the Board of Directors held in 1995 during the period for which such directors served as a director in 1995. There were no committee meetings held in 1995.

     The AUDIT COMMITTEE's principal functions are to meet with the Company's independent accountants to review the Company's internal controls and financial management practice, review the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review audit and any non-audit fees paid to the Company's independent auditors. The Audit Committee reports its finding and recommendations to the Board of Directors for appropriate action. Since the Audit Committee was created by the Board of Directors in December 1995, the Audit Committee held no meetings in 1995. The Audit Committee is composed of three non-employee directors: Stuart M. Essig, John E. Fox and Joseph Salamon.

     The COMPENSATION COMMITTEE is responsible for executive compensation, including recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and recommending the compensation for all other executive officers. The Compensation Committee will administer the Neuromedical Systems, Inc. 1993 Stock Option Plan, as Amended and Restated October 25, 1995 as the Neuromedical Systems, Inc., 1993 Stock Incentive Plan (the "Incentive Plan"). Since the Compensation Committee was created by the Board of Directors in December 1995, the Compensation Committee held no meetings in 1995.
Decisions with respect to compensation for the 1995 fiscal year were made by the entire Board of Directors. The Compensation Committee is composed of three non-employee directors: Elizabeth Cogan Fascitelli, Carl Genberg and Stephen K.C. Ng, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions with respect to compensation for the 1995 fiscal year were made by the entire Board of Directors, on the recommendation of Elizabeth Cogan Fascitelli, John E. Fox, Mark R. Rutenberg and Joseph Salamon. Mr. Rutenberg is the Company's Chief Executive Officer. Mr. Rutenberg excused himself from all deliberations relating to his own compensation. In December 1995, the Board of Directors created a Compensation Committee, consisting of Elizabeth Cogan Fascitelli, Carl Genberg and Stephen K.C. Ng, M.D. Members of the Compensation Committee are outside directors who are not officers or employees of the Company or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board of Directors, the directors serving on the Compensation Committee are independent of management and free of any relationship that would interfere with their exercise of independent judgment as the Compensation Committee.

COMPENSATION OF DIRECTORS

     On June 1, 1995, each non-employee director received fully-vested options to purchase 1,250 shares of Common Stock, at an exercise price of $6.00 per share, as compensation for his or her prior service on the Board of Directors. On October 25, 1995, each non-employee director received options to purchase 1,250 shares of Common Stock, at an exercise price of $7.00 per share, as compensation for service on the Board of Directors, such options to vest on June 1, 1996. The Incentive Plan also provides for the non-discretionary grant of options to each of the Company's non-employee directors ("Director Options") of
(i) 2,500 shares of Common Stock to each non-employee director who becomes a member of the Board of Directors after October 25, 1995 upon election or appointment and (ii) an additional 2,500 shares of Common Stock, annually on the first business day following the annual meeting of the stockholders to those non-employee directors who are members of the Board of Directors at that time. The members of the Board of Directors receive reimbursement of their expenses incurred in connection with attendance at Board of Directors and committee meetings.

     Other than as set forth above, compensation to non-employee directors for future services has not yet been determined. The Company expects, however, that, in addition to reimbursement of expenses, non-employee directors will be provided cash compensation for future services that is consistent with that provided to non-employee directors of similarly situated companies. The Company anticipates that such compensation will not exceed $25,000 per year for any one director.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                 AND MANAGEMENT

     The following table sets forth, as of April 30, 1996 (unless otherwise noted), information regarding the beneficial ownership of the Company's Common Stock and by each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock.

                                                        AMOUNT
                             NAME AND ADDRESS OF     BENEFICIALLY
TITLE OF CLASS                 BENEFICIAL OWNER       OWNED/(1)/     % OF CLASS
- --------------               --------------------  ---------------   ----------
Common Stock                  The Goldman Sachs           7,288,561       25.0%
                              Group, L.P.
                              and related
                              investors/(2)/
                              85 Broad Street
                              New York, NY 10004

Common Stock                  H and S Trust/(3)/          3,872,068       12.8%
                              Suite 3C, Centre
                              Plaza
                              Horseback Lane
                              Gibraltar

Common Stock                  Edelson Technology          1,617,215        5.5%
                              Partners II,
                              L.P./(4)/
                              Whiteweld Centre
                              Woodcliff Lake, NJ
                              07675

Common Stock                  Mark R. Rutenberg/(5)/      1,541,304        5.2%
                              c/o Neuromedical
                              Systems, Inc.
                              Two Executive Boulevard
                              Suffern, NY 10901

Common Stock                  Putnam Investment           1,486,500        5.1%
                              Management/(6)/
                              One Post Office Square
                              Boston, MA  02109

(1) The words "group" and "beneficial" are as defined in regulations issued by the Securities and Exchange Commission (the "Commission"). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. Except as indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes shares of Common Stock beneficially owned by certain investment limited partnerships of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partners or the managing general partners. GS Group owns 125,000 shares of Common Stock. Also includes 430,275 shares of Common Stock held in managed accounts ("Managed Accounts") for which Goldman, Sachs & Co. exercises voting or investment authority, or both. Also includes options for 5,000 shares of Common Stock in respect of Ms. Fascitelli's and Mr. Essig's service on the Board of Directors. GS Capital Partners, L.P. ("GSCP") beneficially owns 5,382,629 shares of Common Stock; Stone Street Fund 1993, L.P. ("Stone Street") beneficially owns 635,958 shares of Common Stock; and Bridge Street Fund 1993, L.P. ("Bridge Street," and together with Stone Street and GSCP, the "Limited Partnerships") beneficially owns 709,699 shares of Common Stock. The foregoing amounts reported as beneficially owned by the Limited Partnerships include an aggregate of 87,328 shares of Common

     Stock which are subject to the exercise of options and warrants. GS Group disclaims beneficial ownership of shares of Common Stock held (i) by the Limited Partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates and
     (ii) in Managed Accounts.

(3) Includes an aggregate of 2,246,933 shares of Common Stock and a warrant to purchase 1,090,535 shares of Common Stock which are owned by Tehila Holdings A.V.V., Marineland A.V.V. and Leadville A.V.V., each of which is an Aruba corporation wholly owned by H and S Trust, a Gibraltar trust. Joseph Salamon, a Class I director of the Company whose term will end at the 1996 Annual Meeting of Stockholders, and other members of his family are potential beneficiaries of the H and S Trust. Mr. Salamon disclaims beneficial ownership of all of such shares of Common Stock.

(4) Includes options for 2,500 shares of Common Stock in respect of Mr. Fox's service on the Board of Directors. Also includes 861,100 shares of Common Stock held of record by Edelson Technology Partners III, L.P. ("ETP III"), a limited partnership under common control with Edelson Technology Partners II, L.P. ("ETP II").

(5) Includes an option for 500,000 shares of Common Stock. Such amount does not include the performance-based option (described below under the Rutenberg Option Agreement) exercisable for 813,273 shares of Common Stock.

(6) Based on Schedule 13-F filed with the Commission by Putnam Investment Management for the quarter ended March 31, 1996. Of such shares of Common Stock, Putnam Investment Management reported that it has sole voting authority for 39,300 shares of Common Stock and does not have voting authority with respect to any of the other shares of Common Stock.

     Shares of Common Stock of the Company owned beneficially by the Company's directors, the Chief Executive Officer, the four most highly compensated executive officers and directors and all executive officers as a group, as of April 30, 1996, were as follows:


                                                              AMOUNT
                              NAME OF BENEFICIAL           BENEFICIALLY
TITLE OF CLASS                      OWNER                   OWNED/(1)/     % OF CLASS
- --------------                ------------------           ------------    ----------
Common Stock                  Mark R. Rutenberg/(2)/        1,541,304        5.2%
Common Stock                  Uzi Ish-Hurwitz                 256,429          *
Common Stock                  James M. Herriman               105,305          *
Common Stock                  Laurie J. Mango, M.D.           131,214          *
Common Stock                  John B. Henneman, III            84,614          *
Common Stock                  Stephen K.C. Ng, M.D./(3)/      409,328        1.4%
Common Stock                  Carl Genberg/(4)/                43,272          *
Common Stock                  Stuart M. Essig/(5)/              2,500          *
Common Stock                  Elizabeth Cogan Fascitelli/(5)/   2,500          *
Common Stock                  John E. Fox/(6)/                 24,250          *
Common Stock                  C. Raymond Larkin                     0          *

Common Stock                  Joseph Salamon/(7)/               2,500          *
Common Stock                  All directors and
                              executive officers
                              as a group (15 persons,
                              including those listed
                              above)/(8)/                   2,955,631        9.7%

- ------

* Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes an option for 500,000 shares of Common Stock. Such amount does not include the performance-based option (described below under the Rutenberg Option Agreement) exercisable for 813,273 shares of Common Stock.

(3) Includes (i) 25,000 shares of Common Stock held directly by Dr. Ng, (ii) 25,000 shares of Common Stock issuable upon exercise of warrants held of record by Dr. Ng, (iii) 12,500 shares of Common Stock held of record by Dr. Ng's wife, (iv) 1,562 shares of Common Stock issuable upon exercise of warrants held of record jointly with Dr. Ng's wife, (v) 337,766 shares of Common Stock owned of record by PFEL (of which Dr. Ng owns 18.3% and as to such shares of Common Stock Dr. Ng disclaims beneficial ownership), (vi) 5,000 shares of Common Stock held of record by Bluehill Holdings, Ltd., a corporation over which Dr. Ng has voting control and (vii) options for 2,500 shares of Common Stock in respect of Mr. Ng's service on the Board of Directors.

(4) Includes options for 2,500 shares of Common Stock in respect of Mr. Genberg's service on the Board of Directors.

(5) Mr. Essig and Ms. Fascitelli are officers of Goldman, Sachs & Co. Share data shown for such individuals excludes shares of Common Stock shown as held by The Goldman Sachs Group, L.P. and related investors (set forth above in the table of persons known to beneficially own 5% or more of outstanding shares of Common Stock), as to which such individuals disclaim beneficial ownership.

(6) Includes options for 2,500 shares of Common Stock in respect of Mr. Fox's service on the Board of Directors. Mr. Fox is a Partner of both ETP II and ETP III. Share data shown for Mr. Fox excludes shares of Common Stock shown as held by ETP II and ETP III (set forth above under Edelson Technology Partners II, L.P., in the table of persons known to beneficially own 5% or more of outstanding shares of Common Stock), as to which Mr. Fox disclaims beneficial ownership.

(7) Includes options for 2,500 shares of Common Stock granted in respect of Mr. Salamon's service on the Board of Directors.

(8) All shares of Common Stock shown with respect to directors and officers include options exercisable within 60 days at exercise prices ranging from $4.00 to $7.00 per share, all of which shares of Common Stock were deemed outstanding for purposes of computing the percentage of shares of Common Stock outstanding and beneficially owned. Directors and officers also hold options that are not presently exercisable with respect to an additional 885,773 shares of Common Stock which, in accordance with the rules of the Commission, are not included in the table.

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

           NAME              AGE                     POSITION
           ----              ---                     --------
Mark R. Rutenberg             44   Chairman of the Board of Directors, President
                                   and Chief Executive Officer; Class III Director

Uzi Ish-Hurwitz               52   Executive Vice President, Chief of Technical
                                   Operations; President, Neuromedical Systems
                                   Israel Ltd.

David Duncan, Jr.             47   Vice President, Finance and Administration,
                                   Chief Financial Officer

Zeev Hadass                   62   Vice President, Processing Operations

John B. Henneman, III         34   Vice President of Corporate Development,
                                   General Counsel and Secretary

James M. Herriman             41   Vice President of Product Development

Laurie J. Mango, M.D.         34   Vice President and Medical Director

Andrew C. Panagy              45   Vice President, Marketing and Sales

     Information concerning Mark R. Rutenberg and Uzi Ish-Hurwitz is set forth above under Election of Directors.


     David Duncan, Jr. is Vice President, Finance and Administration, Chief Financial Officer of the Company. Mr. Duncan joined the Company in November 1994. Prior to joining the Company, Mr. Duncan served as Vice President, Finance and Chief Financial Officer of Telios Pharmaceuticals (and held other financial positions) since September 1988. He received his B.S. in 1971 and an M.B.A. in 1973, both from Indiana University.

     Zeev Hadass is Vice President, Processing Operations of the Company. Mr. Hadass joined the Company in March 1994. From 1991 to 1994, Mr. Hadass was Executive Project Director of MedLink Europe, BV, a master distribution company that establishes and manages European distribution networks for medical companies based in the United States. From 1990 to 1991, Mr. Hadass was President of Abiomed, Inc., a Danvers, Massachusetts maker of cardiac assist and periodontal screening devices. Mr. Hadass received his Ph.D. in Aeronautical Engineering from Stanford University, his M.Sc. in Nuclear Engineering from INSTN, France, and his B.Sc. in Mechanical Engineering from the Technion-Israeli Institute of Technology.

     John B. Henneman, III is Vice President of Corporate Development, General Counsel and Secretary of the Company. For more than seven years prior to joining the Company in February 1994, Mr. Henneman practiced law with the Chicago office of Latham & Watkins. Mr. Henneman received his A.B. in Politics from Princeton University and his J.D. from the University of Michigan Law School.

     James M. Herriman is Vice President of Product Development of the Company. Mr. Herriman joined the Company in November 1992. Mr. Herriman was President of Aspex Incorporated from 1983, when it was founded, until November 1992. While at Aspex, Mr. Herriman was the chief designer of the PIPE(R) image processor used in the first generation PAPNET(R) Scanning Station. Mr. Herriman received his B.A. from Emory University.

     Laurie J. Mango, M.D. is Vice President and Medical Director of the Company. Prior to joining the Company in 1990, Dr. Mango was a resident in anatomic pathology at the University of California, San Francisco. Dr. Mango graduated from Rice University with a B.S. in electrical engineering and received her M.D. from Baylor College of Medicine. Dr. Mango served as a Cytology Fellow at Montefiore Medical Center under Dr. Leopold G. Koss.

     Andrew C. Panagy is Vice President, Marketing and Sales of the Company. Prior to joining the Company in February 1994, Mr. Panagy served as Executive Vice President and Chief Operating Officer of the MEDED Healthcare Group, a health care marketing and consulting company. Prior to that, Mr. Panagy held numerous marketing and sales positions with Ayerst Laboratories, a pharmaceutical division of American Home Products Corp., including as head of the female health care marketing group. Mr. Panagy received his B.S. in Biology from Wagner College, and has participated in post-graduate business programs at Long Island University in New York.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the four most highly compensated executive officers ("Named Executive Officers") serving at the end of the fiscal year ended December 31, 1995 for services rendered in all capacities during the fiscal years ended December 31, 1995 and 1994. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares of Common Stock) and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term
                                                      Annual Compensation                    Compensation Awards
                                               --------------------------------              -------------------
                                                                       Other                      Securities
                                                                      Annual                      Underlying        All other
Name and                                                              Compen-    Restricted      Options/SARs        Compen-
Principal Position                        Year   Salary    Bonus    sation  (1)    Stock             (#)             sation
- -----------------------------------------------------------------------------------------------------------------------------
Mark R. Rutenberg.......................  1995  $175,000  $131,000           -            -        813,273         $20,467 (2)
 Chief Executive Officer                  1994   179,583    50,000           -            -              -          21,473 (2)

Uzi  Ish-Hurwitz........................  1995   150,000    90,000           -            -              -           5,971 (3)
 Executive Vice President                 1994   150,000    33,300           -            -              -           4,800 (3)

Laurie J. Mango, M.D....................  1995   125,000    80,000           -            -              -           3,211 (3)
 Vice President and   Medical Director    1994   129,197         -           -            -              -           3,907 (3)

James M. Herriman.......................  1995   125,000    68,400           -            -              -           4,482 (3)
 Vice President of Product                1994   129,197         -           -            -              -             836 (3)
 Development

John B. Henneman, III                     1995   125,000    57,600           -            -         25,000           5,116 (3)
 Vice President of Corporate              1994   104,167         -           -            -              -           4,185 (3)
  Development and General Counsel
- -----------------------------------------------------------------------------------------------------------------------------

______
(1) Excludes certain perquisites which do not exceed the lesser of $50,000 or 10% of the Named Executive Officer's aggregate salary and bonus.

(2) The amount shown represents $13,066 and $9,607, respectively in Company-paid life insurance premiums, $4,124 and $6,286, respectively in disability insurance premiums, $3,175 and $5,580, respectively of imputed value of a Company-provided automobile and $102 and $0, respectively in group life insurance benefits.

(3) The amount shown represents the imputed value of a Company-provided automobile and group life insurance benefits.

RUTENBERG OPTION AGREEMENT

     The Company has granted to Mr. Rutenberg a performance-based option (the "Performance Based Option") under the Incentive Plan at an exercise price equal to the Company's initial public offering (the "Offering") price of the Common Stock of $15.00 per share (the "Offering Price") and covering 813,273 shares of Common Stock that is designed to produce an option value of $12.5 million if at any time during the option's ten-year term either of the following events (the "Performance Goal") occurs: (i) the Company's share price over any 90 consecutive day period reaches $30.37, the "Target Price" or (ii) all or substantially all of the Company's shares of Common Stock are acquired (an "Acquisition") at or above the Target Price. If the Performance Goal is attained, the option will become exercisable as to one-third of the number of shares of Common Stock subject thereto on the later of (i) the third anniversary of the Offering or (ii) the date that the Performance Goal is attained (the "Initial Vesting Date"), and will become exercisable as to an additional one-third of the shares of Common Stock subject thereto on each of the first two anniversaries of the Initial Vesting Date; provided, however, that, if Mr. Rutenberg's employment is terminated by the Company without cause following an Acquisition that occurs following or simultaneously with the attainment of the Performance Goal, the option will be fully exercisable. No additional vesting will occur following Mr. Rutenberg's termination of employment under any other circumstances or the expiration of the option's ten-year term. Following Mr. Rutenberg's termination of employment by the Company for any reason other than for cause, the option, to the extent vested and exercisable at the time of such termination, may be exercised within six months of the termination of employment. The option provides for equitable adjustments to the Performance Goal, the number of shares of Common Stock subject to the option and the exercise price in the event of a Change in Capitalization (as defined in the Incentive Plan). The exercisability of the option will not accelerate upon the occurrence of a Change in Control (as defined in the Incentive Plan), and the option will terminate in connection with an Acquisition if the Performance Goal is not attained prior to or in connection with the Acquisition.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1995. All such options are for the purchase of Common Stock.

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION FOR
                                          INDIVIDUAL GRANTS                                          OPTION TERM/(1)/
                             ---------------------------------------------                      -----------------------------
                                         % OF TOTAL
                              NUMBER OF   OPTIONS
                             SECURITIES  GRANTED TO
                             UNDERLYING  EMPLOYEES    EXERCISE
                              OPTIONS    IN FISCAL    OR BASE   EXPIRATION
NAME                          GRANTED       YEAR       PRICE       DATE                        5%                          10%
- ----                         ----------  ----------   --------  ----------                     --                          ---
Mark R. Rutenberg..........     813,273        66.7%    $15.00    10/01/05                        -                    $19,445,000
Uzi Ish-Hurwitz............           -           -          -           -                        -                              -
James M. Herriman..........           -           -          -           -                        -                              -
Laurie J. Mango, M.D.......           -           -          -           -                        -                              -
John B. Henneman, III......      25,000         2.1%    $ 6.00     2/27/05                  $94,000                    $   239,000

(1) These columns show the hypothetical gains or "option spreads" of the outstanding options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the options' terms. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projections of future prices of the Company's Common Stock. The Rutenberg option has no potential realizable value under the 5% stock price appreciation rate since the stock price never achieves the Target Price of $30.37 (See Rutenberg Option Agreement above).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


     The following table sets forth the number of shares of Common Stock covered by both exercisable and unexercisable options on Common Stock held by the Named Executive Officers as of December 31, 1995. Each of these options was granted at exercise prices ranging from $4.00 to $15.00 per share. Each is a non-qualified option with a ten-year term, subject to earlier termination in the event of the optionee's termination of employment. The unexercisable options issued to (i) Mark R. Rutenberg are subject to vesting in accordance with the terms of the Performance Based Option and (ii) John B. Henneman, III vest over a five-year period.

                                                               VALUE OF UNEXERCISED
                               NUMBER OF SECURITIES                IN-THE-MONEY
                         UNDERLYING UNEXERCISED OPTIONS AT          OPTIONS AT
                                FISCAL YEAR-END(1)              FISCAL YEAR-END(2)
                         ---------------------------------  --------------------------
NAME                       EXERCISABLE     UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
- ----                     ---------------  ----------------  -----------  -------------
Mark R. Rutenberg......     500,000           813,273        $8,062,500   $4,168,024
Uzi Ish-Hurwitz........     250,000                 -         4,031,250            -
James M. Herriman......     100,000                 -         1,612,500            -
Laurie J. Mango, M.D...     125,000                 -         2,015,625            -
John B. Henneman, III..      75,000            25,000         1,209,375      353,125
- --------

(1) As of the date hereof, none of the options granted under the Incentive Plan has been exercised.

(2) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the value of the Common Stock as of December 31, 1995, which was $20.125.

EMPLOYMENT AGREEMENTS


     Each of the Company's executive officers, including the Named Executive Officers, has entered into an Employment Agreement with the Company (each, an "Employment Agreement" and collectively, the "Employment Agreements"). The Employment Agreement for Mr. Rutenberg commenced in November 1993 and is for a five-year term. Each of the Employment Agreements for Dr. Mango and Messrs. Herriman and Ish-Hurwitz commenced in November 1993 and are for a three-year term. Each of the Employment Agreements for Messrs. Duncan, Hadass, Henneman and Panagy are for a three-year term and commenced on November 21, 1994, April 1, 1994, March 1, 1994 and February 14, 1994, respectively. The Employment Agreements provide for annual base salaries of the Named Executive Officers during the terms of the Employment Agreements, which base salaries in 1996 are as follows: Mr. Rutenberg, $175,000, Mr. Ish-Hurwitz, $150,000, and Mr. Herriman, Dr. Mango and Mr. Henneman, $125,000. The base salaries are reviewed at least annually with a view to the increase thereof based on the employees' and the Company's performance, inflation, industry salary scales and other relevant factors.

     Pursuant to the terms of their respective Employment Agreements, each of the covered employees has received an option to purchase a designated number of shares of Common Stock under the Incentive Plan. Each of the Employment Agreements was amended as of October 25, 1995 to provide that, in the event that an employee is terminated other than for "Cause" or "Disability" (as those terms are defined in the applicable Employment Agreement), and, in Mr. Rutenberg's case, also if he terminates for "Good Reason," (as defined in his Employment Agreement) a portion of the employee's stock option will become vested and exercisable to the extent that it would have become vested and exercisable had the employee remained employed by the Company for a one-year period following his termination of employment and, subject to the employee's compliance with the restrictive covenants in his Employment Agreement. Options held by the employee as of the date of the termination of employment (other than the Performance Based Option granted to Mr. Rutenberg on October 1, 1995) will remain exercisable (to the extent those options either are vested on termination of employment or become vested over the succeeding year) until the earlier of the date one year following the termination of employment or the expiration of the option's term. "Good Reason" is defined for purposes of the Rutenberg Employment Agreement to include (i) any circumstance that has the effect of significantly reducing Mr. Rutenberg's duties or authority, (ii) a breach by the Company of its material obligations under the Employment Agreement, (iii) the relocation of the principal executive offices of the Company in excess of 35 miles from their present location not consented to by Mr. Rutenberg, (iv) the occurrence of a "Change in Control" as defined in the Incentive Plan in a transaction to which Mr. Rutenberg does not consent, (v) the disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Mr. Rutenberg does not consent or (vi) any circumstance whereby, without Mr. Rutenberg's consent, any of the Company's offices or facilities is caused to operate on the Jewish Sabbath or on any Jewish holiday, and as a result thereof, Mr. Rutenberg reasonably determines that he would be prohibited under Jewish law from continuing as the Chief Executive Officer of the Company, provided that any of the events described in clauses (i) , (ii) or (vi) will constitute Good Reason only if Mr. Rutenberg has notified the Board of Directors in writing of the existence and particulars of such circumstance and the Board of Directors has failed to remedy such circumstance within thirty days of such notice.

     Mr. Rutenberg's Employment Agreement provides that, in addition to his base salary, Mr. Rutenberg will be entitled to an annual bonus in an amount to be determined at the discretion of the Board of Directors, subject to performance objectives established by the Board of Directors, and the use of a Company-provided car. The Employment Agreement provides that, in the event that Mr. Rutenberg's employment is terminated by the Company other than for "Cause" or "Disability" or by Mr. Rutenberg for "Good Reason," the Company will (i) pay Mr. Rutenberg a lump sum severance amount equal to 2.99 times his annual base salary in effect as of the date of such termination and (ii) continue the health, accident and life insurance benefits and other disability plans and programs provided to him immediately prior to such termination for the shorter of one year or the balance of the term of his Employment Agreement. If Mr. Rutenberg's employment is terminated by the Company for Cause or by Mr. Rutenberg without Good Reason, Mr. Rutenberg will be entitled to receive his salary through his date of termination, and his entitlement to any other compensation or benefits beyond the term of his employment will be determined in accordance with the Company's general plans, policies and practices as in effect from time to time. If Mr. Rutenberg's employment is terminated due to his death, the Company will continue, for the shorter of one year following his death or the balance of the term of his Employment Agreement, the health, accident and life insurance benefits and other disability plans and programs provided to his dependents immediately prior to his death. If Mr. Rutenberg's employment is terminated due to Disability (as defined in his Employment Agreement), for the shorter of one year following his termination or the balance of the term of his Employment Agreement, the Company will (i) continue to pay his salary, reduced by the amount of his disability benefits, if any, and (ii) continue the health, accident and life insurance benefits and other disability plans and programs provided to Mr. Rutenberg immediately prior to such termination. If necessary, the payments and benefits provided above will be reduced to the extent required so that no payment to Mr. Rutenberg will be an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code") Section 280G.

     Under his Employment Agreement, Mr. Rutenberg has assigned to the Company all rights to inventions, discoveries, improvements and patentable and copyrightable works conceived by him in the course of his employment with the Company and related to the business or activities of the Company. Mr. Rutenberg has agreed not to disclose to others trade secrets and other confidential information of the Company during the term of his employment and for a five-year period thereafter. Mr. Rutenberg has also agreed that, during the term of his employment under his Employment Agreement and for a period of three years thereafter, he will not engage in activity which is competitive with the business of the Company; however, in the event that his employment is terminated without Cause or he terminates his employment for Good Reason, the non-competition period is reduced to two years.

OTHER EMPLOYMENT AGREEMENTS

     The Employment Agreements covering the other executive officers contain provisions generally similar to those in Mr. Rutenberg's Employment Agreement, except that (i) upon a voluntary termination for good reason, the entitlement of an executive officer to any other compensation or benefits shall be determined in accordance with the Company's plans, policies and practices as in effect from time to time, (ii) upon a termination of an executive officer's employment by the Company without Cause, for a period of one year thereafter the executive officer will be entitled to continue to receive his or her base salary in effect at the time of termination and continued coverage under health, accident and life insurance and other disability plans and programs, (iii) the non-competition restriction is for a two-year period following their respective termination of employment and (iv) there is no provision for a reduction under Code Section 280G, but the severance payments provided under the Employment Agreements will be reduced by any income received by the executive officer from other sources during such severance period.

CONSULTING AGREEMENTS

     The Company has entered into consulting agreements with various individuals prominent in the field of cytology, pathology and gynecologic oncology, including Dr. Arthur Herbst, one of the nominees to serve on the Board of Directors. These agreements provide the Company with additional intellectual resources in the areas of product development and clinical studies of the PAPNET(R) Testing System's performance. In addition, certain of these consultants are providing services to the Company in connection with its introduction of the PAPNET(R) Testing System.

                     REPORT ON 1995 EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract, retain and motivate the executive talent required to achieve the Company's business objectives and increase stockholder value. The 1995 compensation programs and matters for the Company's executive officers (the "Management") were administered by the entire Board of Directors, based upon the recommendations of Elizabeth Cogan Fascitelli, John E. Fox, Mark R. Rutenberg and Joseph Salamon. Mr. Rutenberg excused himself from all deliberations relating to his own compensation.

GENERAL

     Total compensation for the Company's Management consists of a base salary, annual cash bonus and long-term incentives, which may consist of stock options, stock appreciation rights, dividend equivalent rights, restricted and unrestricted stock, performance units and performance shares. The annual bonus and long-term incentives introduce risk to the total executive compensation package. These elements are variable, may fluctuate significantly from year to year and are directly tied to Company and individual performance.

     To ensure that Management's interest in the Company is aligned with those of its stockholders, a portion of executive compensation is delivered through equity. Equity compensation is tied to the long-term performance of the Company and is used to provide an incentive that focuses attention on managing the Company from an owner's perspective. Compensation tied to equity of the Company provides a level of risk and upside opportunity that encourages Management performance in the achievement of the Company's long-term goals and objectives.

     In December of 1995 the Board of Directors created a Compensation Committee, consisting of Elizabeth Cogan Fascitelli, Carl Genberg and Stephen K.
C. Ng, M.D. (the "Committee"). The Committee plans to annually review the competitiveness of the Company's executive compensation programs.

     The Committee plans to review executive compensation arrangements and employee benefit plans in light of Section 162(m) of the Code ("Section 162(m)"), which establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. It is the general intention of the Committee to attempt to assure that executive compensation will meet the requirements for deductibility under Section 162(m). However, the Committee reserves the right to use its judgment, where merited by the Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to nevertheless authorize compensation payments which may not, in a specific case, be fully deductible by the Company. The Committee will re-examine its policy with respect to Section 162(m) on an on-going basis.

EXECUTIVE OFFICERS' COMPENSATION

     In determining 1995 mangement compensation the Board of Directors considered the development stage of the Company, financial and nonfinancial indicators, individual performance, the business environment in which the Company operated and competitive compensation trends.

     With respect to 1995 cash bonuses, the amount available for such bonuses was derived by taking into account the Company's financial position and its stage of commercial development including, in particular, the clearance by the FDA of the PAPNET(R) Testing System and the Company's Offering. The annual cash bonus actually paid to an individual executive officer was determined by reviewing the performance of the business area which the executive officer managed and the executive officer's individual performance and position level within the Company. During 1995 the Company awarded cash bonuses to the executive officers and permitted such officers, other than Mr. Rutenberg, to elect to have up to 50% of such 1995 bonus paid in the form of Common Stock of the Company, valued at a price of $7.00 per share. Upon such elections, the Company issued 27,679 shares of Common Stock.

     The 1995 stock option awards granted to the Company's executive officers were based upon the individual's overall job performance as well as specific contributions to Company performance for the year.

CEO COMPENSATION

     Mr. Rutenberg's employment agreement provides for a minimum annual salary that may be increased annually at the discretion of the Committee. In 1995, Mr. Rutenberg received his base salary without adjustment, approximately 2.5% less than his adjusted 1994 salary. Mr. Rutenberg's salary does not affect the other elements of his compensation. The salary for Mr. Rutenberg reported in the Summary Compensation Table above reflects the salary actually paid to Mr. Rutenberg in 1995.

     In 1995, Mr. Rutenberg received an annual cash bonus of $131,000, compared to an annual cash bonus of $50,000 received in 1994.

     In considering Mr. Rutenberg's 1995 stock option grants, annual bonus and base salary, the Board of Directors considered the Company's development stage, including clearance for commercial development of the PAPNET(R) Testing System by the FDA and the Company's Offering, as well as Mr. Rutenberg's individual performance during the year and competitive compensation trends. In determining Mr. Rutenberg's compensation, the Board of Directors did not attach specific weights or values to the various factors considered.

     The foregoing Report on 1995 Executive Compensation is submitted by the members of the 1995 Board of Directors:

                          Mark R. Rutenberg, Chairman of the Board of Directors Elizabeth Cogan Fascitelli
                          Stuart M. Essig
                          John E. Fox
                          Carl Genberg
                          Dr. Stephen K. C. Ng
                          Joseph Salamon

                               PERFORMANCE GRAPH

     The graph set forth below compares the percentage change in the Company's cumulative total shareholder return on its Common Stock to the cumulative total return for the period beginning on December 7, 1995 (the date of the Offering of the Company's Common Stock at a price of $15.00 per share) and ending December 29, 1995, the last trading day of 1995, of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Medical and Biotechnology Industry Group Index (the "Peer Group Index").*

                            [GRAPHIC APPEARS HERE]



Date                                   12/7/95      12/15/95      12/22/95      12/29/95
- ----------------------------------------------------------------------------------------
Neuromedical Systems, Inc.              100.00        127.50        130.82        134.15
- ----------------------------------------------------------------------------------------
S&P 500                                 100.00        100.03         99.35         99.96
- ----------------------------------------------------------------------------------------
Peer Group Index                        100.00        101.34        105.82        106.96
- ----------------------------------------------------------------------------------------

*  ASSUMES THAT THE VALUE OF THE INVESTMENT IN NEUROMEDICAL SYSTEMS, INC. COMMON STOCK
 and each index was $100 on December 7, 1995 and that all dividends were reinvested.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996, upon the recommendation of its Audit Committee. Ernst & Young LLP has served as auditors for the Company since 1993. A representative of Ernst & Young LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

     Audit services of Ernst & Young LLP for 1995 included the examination of the consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1993, 1994 and 1995.

     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                       COMPLIANCE WITH SECTION 16 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) promulgated under the Exchange Act requires executive officers, directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of the Company's securities with the Commission.

     Based solely on a review of such information and the copies of the filings furnished by executive officers and directors to the Company, the Company believes that with the exception of the late filing, by a period of one month, of the initial Form 3 of GS Advisors, L.P., an affiliate of Goldman, Sachs & Co., all Section 16(a) filing requirements applicable to the Company's executive officers, directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock were complied with during fiscal year 1995. Each other affiliate of Goldman, Sachs & Co. which was required to file an initial Form 3 filed on time.

                              CERTAIN TRANSACTIONS

     Territorial Licenses and Related Agreements. From 1989 through 1991, the Company entered into various long-term territorial license agreements (the "License Agreements") for the PAPNET(R) Testing System. The Company received net proceeds of approximately $3,500,000 from the sale of these territorial licenses. Each license expires on the later of (i) 17 years after its execution or (ii) the expiration of the initial patent granted for the PAPNET(R) Testing System, and is renewable for an additional 17-year term at the licensee's option. Carl Genberg, a director of the Company, is an officer or has significant direct or indirect ownership interests in four of the licensees (the "Related Licensees") of such License Agreements and is a director of Cytology West, Inc., the Related Licensee that holds the License Agreement relating to Arizona, Nevada and San Diego County. Carl Genberg is the first cousin of Mark
R. Rutenberg, the Chairman of the Board of Directors,

President and Chief Executive Officer of the Company. In connection with the sale of the License Agreements, GRK, a now-dissolved Ohio general partnership, was instrumental in arranging such sales and received warrants exercisable for 93,124 shares of Common Stock. Such warrants were exercised, pursuant to a Settlement Agreement and a Warrant Exercise Agreement, the effect of which included the clarification of previously disputed elements of the License Agreements, simultaneously with the completion of the Offering in a "cashless exercise." GRK received 80,708 shares of Common Stock pursuant to such exercise, of which Mr. Genberg received 26,903 shares of Common Stock upon the dissolution of GRK in 1995. In addition, the Company issued an aggregate of 89,020 shares of Common Stock pursuant to the Settlement Agreement to Carl Genberg individually and the Related Licensees. Under the License Agreements, the holders of the License Agreements receive royalties on an annual basis which the Company estimates will be approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such percentage. In 1995 such royalty expense for the Related Licensees was $86,616.39.

     Underwriting Fees. The Goldman Sachs Group, L.P. and certain of its investment limited partnership affiliates as of April 30, 1996, are the beneficial owners of 7,288,561 shares of Common Stock representing approximately 25.0% of the Company's outstanding Common Stock. See Security Ownership of Certain Beneficial Owners and Management. Two of the Company's directors are officers of Goldman, Sachs & Co., an affiliate of Goldman Sachs Group, L.P. Goldman, Sachs & Co. acted as one of the representatives of the underwriters in the Offering, in which the underwriters received aggregate underwriting discounts and commissions of approximately $7,245,000 from the Company.

     PFEL Agreement. The Company has entered into an exclusive representation agreement with Papnet (Far East) Ltd. ("PFEL") under which the Company incurred aggregate expenses of $136,295 in 1995. Dr. Stephen Ng, a director of the Company, is the President and an 18.3% stockholder of PFEL. Dr. Ng is also the President of Compuscreen Medical Diagnostic Centre ("Compuscreen"), a subsidiary of PFEL and a customer of the Company. In 1995, the Company recorded approximately $240,000 in revenue from Compuscreen. In addition, PFEL was the record holder of 1,351,064 shares of the Company's Convertible Preferred Stock, all of which automatically converted into 337,766 shares of Common Stock upon completion of the Offering. PFEL purchased such shares of Convertible Preferred Stock in May 1994 and January 1995, in each case concurrently with other unaffiliated investors which paid the same prices per share and received the same terms and conditions.

     Canadian License Rights. Provisions of a promissory note dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock and subsequently converted automatically into Common Stock upon completion of the Offering), granted the holder of the note certain rights to an agreement to be the Company's sole licensee for distribution of the PAPNET(R) system in Canada (the "Canadian rights"). Such promissory note provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." Such agreement has not been negotiated, and as of the date hereof no amounts have been paid by the Company in respect of such Canadian rights. Joseph Salamon, a Class I director of the Company whose term ends at the 1996 Annual Meeting, is the agent of the record holder of the Canadian rights.

     Consulting Agreement. Since 1994, Dr. Herbst has served as a consultant to the Company in the field of gynecological oncology. Dr. Herbst's current consulting agreement provides for an annual base fee of $20,000 plus expenses and additional fees for any certain special projects. The term of his agreement ends on December 31, 1999. The Company paid Dr. Herbst $27,500 in 1995 plus expenses in consideration of such services.

     Finder's Fee. In January 1995, the Company issued 21,276 shares of Series Convertible Preferred Stock, all of which automatically converted into 5,319 shares of Common Stock upon completion of the Offering, to Frank Ng, the brother of Dr. Stephen Ng, a director of the Company, in consideration for assisting the Company in raising approximately $1,000,000 in equity capital.

     Graphic Design Services. The Company utilizes the services of Insight Graphics and Design ("Insight"), the sole proprietor of which is Ellen Rutenberg, wife of Mark Rutenberg, the President, Chairman and Chief Executive Officer of the Company. Insight provides graphic design consulting services to the Company, and has been responsible for the creative design of the Company's domestic and international marketing materials since 1993. In 1995, the Company paid Insight $57,700 for such services.

     The Company had in 1995 a key-man life insurance policy in the amount of $2,000,000 on the life of Mark Rutenberg. The Company discontinued this insurance policy in 1996.

     The Company believes that the terms of the transactions described in this section are no less favorable to the Company than the terms it would have received if the transactions were entered into with parties unaffiliated with the Company.

                                 OTHER MATTERS

     The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph.
Directors, officers and other employees of the Company may solicit proxies by such methods without additional compensation. The Company will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses incurred in connection with forwarding proxy material to their principals. Employees of D.F. King & Co., Inc. will solicit proxies at a fee of approximately $2,000 plus out-of-pocket expenses. American Stock Transfer & Trust Company will also solicit proxies as one of the services included within their monthly fee as the transfer agent of the Company.

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

     COPIES OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K (INCLUDING FINANCIAL STATEMENTS THEREOF) FOR THE YEAR ENDED DECEMBER 31, 1995 MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO TRACI HAMMES, MANAGER, INVESTOR RELATIONS DEPARTMENT, NEUROMEDICAL SYSTEMS, INC., TWO EXECUTIVE BOULEVARD, SUFFERN, NEW YORK 10901-4164, OR BY TELEPHONE REQUEST TO (914) 369-4146.

               SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION
                     IN THE COMPANY'S 1997 PROXY STATEMENT

     In accordance with Rule 14a-8 of the Commission under the Exchange Act, stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. It is presently anticipated that the proxy for the 1997 Annual Meeting will be mailed on or about April 14, 1997. Consequently, proposals for the 1997 Annual Meeting must be received by the Company no later than December 13, 1996. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1997 Annual Meeting if they comply with certain rules and regulations promulgated by the Commission.

By order of the Board of Directors,


John B. Henneman, III
Vice President of Corporate Development,
  General Counsel and Secretary

Suffern, New York
May 21, 1996

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